State Street Institutional Investment Trust

100 Huntington Avenue

CPH0326

Boston, MA 02116

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, Massachusetts 02169

Attention: General Counsel, Legal Department, 4th Floor

Re: New Funds of State Street Institutional Investment Trust (the “Trust”)

February 10, 2015

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Service Agreement between the State Street Institutional Investment Trust (the “Trust”) and Boston Financial Data Services, Inc. dated July 31, 2009 (the “Agreement”).

Please be advised that the undersigned Trust has established additional series of the Trust (each, a “New Fund” and collectively, the “New Funds”):

•	State Street Hedged International Developed Equity Index Fund

•	State Street International Developed Equity Index Fund

In accordance with the Section 18, the Additional Funds provision of the Agreement, the undersigned Trust hereby requests that BFDS act as Transfer Agent for the New Funds under the terms of the Agreement and that Schedule A to the Agreement be amended in its entirety and replaced with a new Schedule A, in connection with the commencement of service by BFDS. With respect to such request, the undersigned Trust hereby confirms to BFDS, as of the date hereof, its representations and warranties set forth in Section 5 of the Agreement.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one for your records.

Sincerely,

State Street Institutional Investment Trust on behalf of each party to the Agreement

By:	/s/ David James
Name:	David James
Title:	Secretary, Duly Authorized

Agreed and Accepted:

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Richard J. Johnson
Name:	Richard J. Johnson
Title:	Managing Director
Effective Date:

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